Exhibit 99.1

Contacts:	Andy Pease President and Chief Executive Officer (408) 990-4000 APease@quicklogic.com	Andrea Vedanayagam (408) 656-4494 ir@quicklogic.com

QuickLogic Announces Preliminary Fiscal 2015 Third Quarter Results

SUNNYVALE, CA-October 14, 2015 -- QuickLogic Corporation (NASDAQ: QUIK), the innovator of ultra-low power programmable sensor processing solutions, announced today its preliminary results for the third quarter of fiscal 2015. Total revenue was approximately $4.2 million. The primary reason for this shortfall to guidance was an unexpected and temporary decline of mature product revenue, which totaled approximately $1.3 million.
New product revenue was approximately $2.9 million. Increased shipments of sensor processing and display bridge solutions were offset by a larger than expected decline in smart-connectivity solutions. Sensor processing solutions are expected to increase again in Q4 2015.
Due to lower mature product revenue, and a notable increase in display bridge shipments to Samsung, we anticipate reporting non-GAAP gross margin of approximately 30%. Non-GAAP operating expenses are expected to be reported in line with guidance at approximately $5.7 million, and the non-GAAP net loss per share is expected to be reported at approximately $0.08. We anticipate cash usage of approximately $3 million, which is at the low end of the guidance range. We expect a quarter-ending cash balance of approximately $23.4 million.
“While the temporary decline in mature product revenue was disappointing, our strategic initiatives are progressing in line with our expectations,” said Andy Pease, president and CEO of QuickLogic. “We have shipped the first samples of our revolutionary EOS™ sensor processing system, and continue to anticipate initiating production shipments during the first half of 2016. We are also particularly pleased with our recent design win at Runtastic, and we look forward to announcing more design wins with customers that have high brand recognition in the U.S., Europe and Asia.”
QuickLogic will release Q3 2015 results after the markets close on October 28, 2015. A conference call to review these results, update strategic progress and provide guidance for Q4 2015 will follow this release.

Third Quarter 2015 Earnings Announcement
QuickLogic has scheduled a conference call to discuss the company's earnings results for its third quarter of fiscal 2015 on Wednesday, October 28, 2015, at 2:30 p.m. Pacific Daylight Time / 5:30 p.m. Eastern Daylight Time. Financial results will be issued at approximately 1:00 p.m. Pacific Daylight Time / 4:00 p.m. Eastern Daylight Time on October 28, 2015.
The dial-in number for the live audio call is (877) 377-7094 or you can access it online at http://ir.quicklogic.com/events.cfm. A recording will be available starting one hour after the completion of the call. To access the recording, please call (404) 537-3406 and use the passcode 58659789. The call recording will be archived until Wednesday, November 4, 2015, and the webcast will be available for 12 months.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made by our CEO relating to the revenue generating potential of new products, which is dependent on the market acceptance of our products and the level of customer orders. Actual results could differ materially from the results described in these forward-looking statements. Factors that could cause actual results to differ materially include: delays in the market acceptance of the Company's new products; the ability to convert design opportunities into customer revenue; our ability to replace revenue from end-of-life products; the level and timing of customer design activity; the market acceptance of our customers' products; the risk that new orders may not result in future revenue; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to-market of our new products; intense competition, including the introduction of new products by competitors; our ability to hire and retain qualified personnel; changes in product demand or supply; and capacity constraints. These factors and others are described in more detail in the Company's public reports filed with the Securities and Exchange Commission, including the risks discussed in the "Risk Factors" section in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the Company's prior press releases.

About QuickLogic

QuickLogic Corporation is the leading provider of ultra-low power, customizable sensor processing platforms, Display, and Connectivity semiconductor solutions for smartphone, tablet, wearable, and mobile enterprise OEMs. Called Customer Specific Standard Products (CSSPs), these programmable 'silicon plus software' solutions enable our customers to bring hardware-differentiated products to market quickly and cost effectively. For more information about QuickLogic and CSSPs, visit www.quicklogic.com

QuickLogic is a registered trademark and the QuickLogic logo and EOS are trademarks of QuickLogic Corporation.

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Code: QUIK-E

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